Exhibit 99.2

TALOS ENERGY INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2018	December 31, 2017
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$78,860	$32,191
Restricted cash	1,244	1,242
Accounts receivable
Trade, net	100,824	62,871
Joint interest, net	8,394	13,613
Other	7,091	12,486
Assets from price risk management activities	499	1,563
Prepaid assets	51,698	17,931
Inventory	—	840
Income tax receivable	16,212	—
Other current assets	3,910	2,148

Total current assets	268,732	144,885

Property and equipment:
Proved properties	3,412,875	2,440,811
Unproved properties, not subject to amortization	103,836	72,002
Other property and equipment	28,884	8,857

Total property and equipment	3,545,595	2,521,670
Accumulated depreciation, depletion and amortization	(1,547,656)	(1,430,890)

Total property and equipment, net	1,997,939	1,090,780

Other long-term assets:
Assets from price risk management activities	234	345
Other well equipment	9,021	2,577
Other assets	8,143	706

Total assets	$2,284,069	$1,239,293

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$38,731	$72,681
Accrued liabilities	155,902	87,973
Accrued royalties	28,508	24,208
Current portion of long-term debt	434	24,977
Current portion of asset retirement obligations	94,334	39,741
Liabilities from price risk management activities	154,722	49,957
Accrued interest payable	7,454	8,742
Other current liabilities	15,541	15,188

Total current liabilities	495,626	323,467

Long-term liabilities:
Long-term debt, net of discount and deferred financing costs	627,968	672,581
Asset retirement obligations	320,044	174,992
Liabilities from price risk management activities	31,766	18,781
Other long-term liabilities	122,820	103,559

Total liabilities	1,598,224	1,293,380

Commitments and contingencies (Note 11)
Equity:
Preferred stock, $0.01 par value; 30,000,000 shares authorized; no shares issued or outstanding as of June 30, 2018 and December 31, 2017	—	—
Common stock $0.01 par value; 270,000,000 shares authorized; 54,155,768 and 31,244,085 shares issued and outstanding as of June 30, 2018 and December 31, 2017, respectively	542	312
Additional paid-in capital	1,323,604	489,870
Accumulated deficit	(638,301)	(544,269)

Total stockholders’ equity (deficit)	685,845	(54,087)

Total liabilities and equity	$2,284,069	$1,239,293

TALOS ENERGY INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per common share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenues:
Oil revenue	$180,161	$78,719	$307,854	$162,487
Natural gas revenue	16,448	12,888	29,171	26,062
NGL revenue	7,297	3,436	12,731	7,069
Other	—	383	—	1,632

Total revenue	203,906	95,426	349,756	197,250
Operating expenses:
Direct lease operating expense	34,060	28,871	58,975	56,735
Insurance	4,259	2,688	6,934	5,409
Production taxes	564	380	955	645

Total lease operating expense	38,883	31,939	66,864	62,789
Workover and maintenance expense	17,714	8,225	24,619	17,047
Depreciation, depletion and amortization	67,726	36,157	116,766	76,088
Accretion expense	9,492	5,321	14,252	10,509
General and administrative expense	30,880	7,470	39,460	17,216

Total operating expenses	164,695	89,112	261,961	183,649

Operating income	39,211	6,314	87,795	13,601
Interest expense	(21,678)	(20,805)	(41,420)	(39,577)
Price risk management activities income (expense)	(91,176)	38,995	(143,152)	84,888
Other income (expense)	(1,269)	103	(1,078)	157

Total other income (expense)	(114,123)	18,293	(185,650)	45,468

Income (loss) before income taxes	(74,912)	24,607	(97,855)	59,069
Income tax expense (benefit)	—	—	—	—

Net income (loss)	$(74,912)	$24,607	$(97,855)	$59,069

Net income (loss) per common share:
Basic	$(1.69)	$0.79	$(2.59)	$1.89
Diluted	$(1.69)	$0.79	$(2.59)	$1.89
Weighted average common shares outstanding:
Basic	44,336	31,244	37,826	31,244
Diluted	44,336	31,244	37,826	31,244

TALOS ENERGY INC.

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

(In thousands)

(Unaudited)

	Common Stock	Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Total Stockholders’ Equity (Deficit)
Balance at January 1, 2018	$312	$489,870	$(544,269)	$(54,087)
Cumulative effect adjustment (Note 1)	—	—	(325)	(325)
Sponsor Debt Exchange	29	101,971	—	102,000
Stone Combination	201	731,763	—	731,964
Equity based compensation	—	—	4,148	4,148
Net loss	—	—	(97,855)	(97,855)

Balance at June 30, 2018	$542	$1,323,604	$(638,301)	$685,845

TALOS ENERGY INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2018	2017
Cash flows from operating activities:
Net income (loss)	$(97,855)	$59,069
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation, depletion, amortization and accretion expense	131,018	86,597
Amortization of deferred financing costs and original issue discount	2,607	1,629
Equity based compensation, net of amounts capitalized	1,559	495
Price risk management activities (income) expense	143,152	(84,888)
Net cash receipts (payments) on settled derivative instruments	(54,056)	13,668
Settlement of asset retirement obligations	(43,896)	(10,915)
Changes in operating assets and liabilities:
Accounts receivable	19,462	27,814
Other current assets	(13,576)	1,127
Accounts payable	(53,126)	10,885
Other current liabilities	52,543	(16,961)
Other non-current assets and liabilities, net	19,279	(3,257)

Net cash provided by operating activities	107,111	85,263

Cash flows from investing activities:
Exploration, development and other capital expenditures	(140,968)	(62,535)
Cash acquired in (paid for) acquisitions	293,001	(2,244)

Net cash provided by (used in) investing activities	152,033	(64,779)

Cash flows from financing activities:
Redemption of Senior Notes and other long-term debt	(25,046)	(1,000)
Proceeds from Bank Credit Facility	294,000	—
Repayment of Bank Credit Facility	(54,000)	—
Proceeds from Old Bank Credit Facility	—	10,000
Repayment of Old Bank Credit Facility	(403,000)	(15,000)
Deferred financing costs	(17,469)	—
Payments of capital lease	(6,958)	(5,870)

Net cash used in financing activities	(212,473)	(11,870)

Net increase in cash, cash equivalents and restricted cash	46,671	8,614
Cash, cash equivalents and restricted cash:
Balance, beginning of period	33,433	33,433

Balance, end of period	$80,104	$42,047

Supplemental Non-Cash Transactions:
Capital expenditures included in accounts payable and accrued liabilities	$38,205	$30,712
Supplemental Cash Flow Information:
Interest paid, net of amounts capitalized	$23,635	$25,405

TALOS ENERGY INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2018

(Unaudited)

Note 1—Formation and Basis of Presentation

Formation and Nature of Business

Talos Energy Inc. (“Talos” or the “Company”) is a technically driven independent exploration and production company with operations in the United States Gulf of Mexico and in the shallow waters off the coast of Mexico. The Company’s focus in the Gulf of Mexico is the exploration, acquisition, exploitation and development of deep and shallow water assets near existing infrastructure. The shallow waters off the coast of Mexico provide the Company high impact exploration opportunities in an emerging basin. The Company uses its access to an extensive seismic database and its deep technical expertise to identify, acquire and exploit attractive assets with robust economic profiles. The Company’s management and technical teams have a long history working together and have made significant discoveries in the deep and shallow waters in the Gulf of Mexico and in the shallow waters off the coast of Mexico.

On May 10, 2018 (the “Closing Date”), the Company (f/k/a Sailfish Energy Holdings Corporation) consummated the transactions contemplated by that certain Transaction Agreement, dated as of November 21, 2017 (the “Transaction Agreement”), among Stone Energy Corporation (“Stone”), the Company, Sailfish Merger Sub Corporation (“Merger Sub”), Talos Energy LLC and Talos Production LLC, pursuant to which, among other items, each of Stone, Talos Production LLC and Talos Energy LLC became wholly-owned subsidiaries of the Company (the “Stone Combination”). Prior to the Closing Date, Sailfish Energy Holdings Corporation did not conduct any material activities other than those incident to its formation and the matters contemplated by the Transaction Agreement. Substantially concurrent with the consummation of the transactions, the name of the Company was changed from Sailfish Energy Holdings Corporation to Talos Energy Inc.

Pursuant to the Transaction Agreement, a series of transactions occurred on the Closing Date (the “Closing”), including the following: (i) Stone underwent a reorganization pursuant to which Merger Sub merged with and into Stone, with Stone continuing as the surviving corporation and a direct wholly-owned subsidiary of the Company (the “Merger”) and each share of Stone’s common stock outstanding immediately prior to the Merger (other than treasury shares held by Stone, which were cancelled for no consideration) was converted into the right to receive one share of the Company’s common stock, par value $0.01 (the “Common Stock”) and (ii) in a series of contributions, entities related to Apollo Management VII, L.P. and Apollo Commodities Management, L.P. with respect to Series I (“Apollo Funds”), and Riverstone Energy Partners V, L.P. (“Riverstone Funds”) contributed all of the equity interests in Talos Production LLC (which at that time owned 100% of the equity interests in Talos Energy LLC) to the Company in exchange for an aggregate of 31,244,085 shares of Common Stock (the “Sponsor Equity Exchange”).

Concurrently with the consummation of the Transaction Agreement, the Company consummated the transactions contemplated by the certain Exchange Agreement, dated as of November 21, 2017 (the “Exchange Agreement”), among the Company, Stone, the Talos Issuers (defined below), the various lenders and noteholders of the Talos Issuers listed therein, certain funds controlled by Franklin Advisers, Inc. (“Franklin”) (such controlled noteholders, the “Franklin Noteholders”), and certain clients of MacKay Shields LLC (“MacKay Shields”) (such noteholders, the “MacKay Noteholders”), pursuant to which (i) the Apollo Funds and Riverstone Funds contributed $102.0 million in aggregate principal amount of 9.75% senior notes due 2022 (“9.75% Senior Notes”) issued by Talos Production LLC and Talos Production Finance, Inc. (together, the “Talos Issuers”) to the Company in exchange for an aggregate of 2,874,049 shares of Common Stock (the “Sponsor Debt Exchange”); (ii) the holders of second lien bridge loans (“11.00% Bridge Loans”) issued by the Talos Issuers exchanged such 11.00% Bridge Loans for $172.0 million aggregate principal amount of 11.00% Second-Priority Senior Secured Notes due 2022 of the Talos Issuers (“11.00% Senior Secured Notes”) and (iii) Franklin Noteholders and

MacKay Noteholders exchanged their 7.50% Senior Secured Notes due 2022 issued by Stone (“7.50% Stone Senior Notes”) for $137.4 million aggregate principal amount of 11.00% Senior Secured Notes.

As a result of the closing of the transactions contemplated by the Transaction Agreement and the Exchange Agreement (the “Transactions”) the former stakeholders of Talos Energy LLC held approximately 63% of the Company’s outstanding Common Stock and the former stockholders of Stone held approximately 37% of the Company’s outstanding Common Stock as of the Closing Date.

Unless otherwise indicated or the context otherwise requires, references herein to “us,” “we,” “our” or the “Company” are to Talos Energy Inc. and its wholly-owned subsidiaries.

Basis of Presentation and Consolidation

The condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) as applied to interim financial statements and include each subsidiary from the date of inception. Because this is an interim periodic report presented using a condensed format, it does not include all of the annual disclosures required by GAAP. Talos Energy LLC was considered the accounting acquirer in the Stone Combination under GAAP. Accordingly, the historical financial and operating data of Talos Energy Inc., which cover periods prior to the Closing Date, reflects the assets, liabilities and operations of Talos Energy LLC prior to the Closing Date and does not reflect the assets, liabilities and operations of Stone prior to the Closing Date. These condensed consolidated financial statements should be read in conjunction with Talos Energy LLC’s audited financial statements and the notes thereto for the year ended December 31, 2017, which are included elsewhere in this prospectus. For the periods prior to May 10, 2018, the Company retrospectively adjusted its Statement of Changes in Equity and the weighted average shares used in determining earnings per share to reflect the number of shares Talos Energy LLC received in the business combination. Beginning on May 10, 2018, common stock is presented to reflect the legal capital of Talos. All intercompany transactions have been eliminated. All adjustments that are of a normal, recurring nature and are necessary to fairly present the financial position, results of operations and cash flows for the interim periods are reflected herein. The results for any interim period are not necessarily indicative of the expected results for the entire year. The Company has evaluated subsequent events through the date the condensed consolidated financial statements were issued.

For presentation purposes, as of June 30, 2018, certain balances previously disclosed as “Accounts payable” and “Other current assets” have been reclassified to “Accrued liabilities” and “Prepaid assets”, respectively. The corresponding balances as of December 31, 2017 of $73.5 million and $7.3 million were reclassified to “Accrued liabilities” and “Prepaid assets”, respectively. The balance sheet reclass between “Accounts payable” and “Accrued liabilities” is related to estimates of operating costs incurred but not yet invoiced.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements, the reported amounts of revenues and expenses during the reporting periods and the reported amounts of proved oil and natural gas reserves. Actual results could differ from those estimates.

During September 2015, the Company expanded its acreage position to include two shallow water exploration blocks off the coast of Mexico and drilled its first well in those blocks in July 2017. The business activities in Mexico, which are currently deemed immaterial, have been combined with the United States and reported as one segment. See additional information in Note 4—Property, Plant and Equipment.

Recently Adopted Accounting Standards

Impact of the Adoption of ASC 606—Revenue from Contracts with Customers

On January 1, 2018, the Company adopted Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers using the modified retrospective approach. ASC 606 supersedes the revenue recognition requirements in Topic 615, Revenue Recognition, and industry-specific guidance in Subtopic 932-605, Extractive Activities—Oil and Gas—Revenue Recognition. The new standard includes a five-step revenue recognition model to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for these goods and services.

The Company records revenues from the sale of oil, natural gas and NGLs based on quantities of production sold to purchasers under short-term contracts (less than twelve months) at market prices when delivery to the customer has occurred, title has transferred, prices are fixed and determinable and collection is reasonably assured. This occurs when production has been delivered to a pipeline or when a barge lifting has occurred.

The Company does not disclose the value of unsatisfied performance obligations for contracts with an original expected length of one year or less or contracts for which variable consideration is allocated entirely to a wholly unsatisfied performance obligation.

Gas Imbalances. Under previous accounting guidance, the Company used the entitlement method to account for sales and production. Under the entitlement method, revenue was recorded based on the Company’s entitled share of production with any difference recorded as an imbalance on the condensed consolidated balance sheet. Upon the adoption of ASC 606, revenues are recorded based on the actual sales volumes sold to purchasers. An imbalance receivable or payable is recorded only to the extent the imbalance is in excess of its share of remaining proved developed reserves in an underlying property. The change in accounting method from the entitlements method to the sales method resulted in an immaterial cumulative-effect adjustment to members’ deficit on the date of adoption.

Production Handling Fees. Under previous accounting guidance, the Company presented certain reimbursements for costs from certain third parties as other revenue on the condensed consolidated statement of operations. Upon the adoption of ASC 606, the reimbursements are presented as a reduction of direct lease operating expense on the condensed consolidated statement of operations. The impact of the reclassification for the three and six months ended June 30, 2018 was immaterial.

Recently Issued Accounting Standards

In February 2016, the Financial Accounting Standards Boards (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). This ASU supersedes the lease requirements in Topic 840, Leases, and requires that a lessee recognize a right-of-use asset and lease liability for leases that do not meet the definition of a short-term lease. The right-of-use asset and lease liability are to be measured on the balance sheet at the present value of the lease payments. For income statement purposes, ASU 2016-02 retains a dual model requiring leases to be classified as either operating or finance within the Company’s condensed consolidated statements of operations. Lease costs for operating leases are recognized as a single lease cost, calculated so that the cost of the lease is allocated over the lease term on a straight-line basis. For finance leases, interest expense is recognized on the lease liability separately from amortization of the right-to-use asset. ASU 2016-02 does not apply to leases for oil and natural gas properties, but does apply to equipment used to explore and develop oil and natural gas reserves. This ASU is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company is currently assessing the impact of ASU 2016-02 which includes an analysis of existing contracts and current accounting policies and disclosures that will change as a result of the adoption. Appropriate systems, controls and processes to support the recognition and disclosure requirements of the ASU 2016-02 are also being evaluated. The Company is currently evaluating the impact of this ASU on its condensed consolidated financial statements. The Company plans to adopt ASU 2016-02 effective January 1, 2019.

Note 2—Summary of Significant Accounting Policies

Below are the Company’s significant accounting policies that have been implemented or changed since December 31, 2017.

Income Taxes

Prior to the Stone Combination, Talos Energy LLC was a partnership for federal income tax purposes and was not subject to federal income tax or state income tax (in most states). As such, Talos Energy LLC was not a taxpaying entity for federal income tax purposes and accordingly, did not recognize any expenses for such states. In connection with completing the Stone Combination, Talos Energy LLC was contributed to the Company, which is subject to federal and state income taxes. The Company records current income taxes based on estimates of current taxable income and provides for deferred income taxes to reflect estimated future income tax payments and receipts. Changes in tax laws are recorded in the period they are enacted. Deferred taxes represent the tax impacts of differences between the financial statement and tax bases of assets and liabilities and carryovers at each year end. The Company classifies all deferred tax assets and liabilities, along with any related valuation allowance, as long-term on the consolidated balance sheets.

The realization of deferred tax assets depends on recognition of sufficient future taxable income during periods in which those temporary differences are deductible. The Company reduces deferred tax assets by a valuation allowance when, based on estimates, it is more likely than not that a portion of those assets will not be realized in a future period. The estimates utilized in recognition of deferred tax assets are subject to revision, either up or down, in future periods based on new facts or circumstances. In evaluating our valuation allowances, the Company considers cumulative book losses, the reversal of existing temporary differences, and the existence of taxable income in carryback years, tax planning strategies and future taxable income for each of its taxable jurisdictions, the latter two of which involve the exercise of significant judgment. Changes to the Company’s valuation allowances could materially impact its results of operations.

The Company’s policy is to classify interest and penalties associated with underpayment of income taxes as interest expense and general and administrative expenses, respectively.

Earnings Per Common Share

Basic earnings per common share (“EPS”) is computed by dividing net income (loss) attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Except when the effect would be antidilutive, diluted EPS includes the impact of restricted stock unit grants and outstanding warrants. See Note 9—Earnings Per Share for additional information.

Share-Based Compensation

The Company records share-based compensation associated with restricted stock units in general and administrative expense on the condensed consolidated statement of operations, net of amounts capitalized to oil and gas properties. Share-based compensation expense is based on the grant date fair value of issued restricted stock units recognized over the vesting period of the instrument. For each restricted stock unit grant, the Company determines whether the awards represent equity or liability based awards. The fair value of equity awards are determined based on the close price of the stock on the grant date. The fair value of the liability awards are remeasured at each reporting date based on the close price of the stock at such date, until the date of settlement. See Note 7—Employee Benefits Plans and Share Based Compensation for additional information.

Note 3—Acquisitions

Combination Between Talos Energy LLC and Stone Energy Corporation

On May 10, 2018, the Company consummated the Transactions contemplated by the Transaction Agreement and the Exchange Agreement, pursuant to which, among other things, Talos Energy LLC and Stone became wholly-owned subsidiaries of the Company. Substantially concurrent with the consummation of the Transactions, the name of the Company was changed from Sailfish Energy Holdings Corporation to Talos Energy Inc. The combination was executed as an all-stock transaction whereby the former stakeholders of Talos Energy LLC held approximately 63% of the Company’s outstanding Common Stock and the former stockholders of Stone held approximately 37% of the Company’s outstanding Common Stock as of the Closing Date.

The purchase price of $732.0 million is based on the closing price of Stone common stock and common warrants immediately prior to closing. The following table summarizes the purchase price (in thousands, except per share data):

Stone Energy common stock—issued and outstanding as of May 9, 2018	20,038
Stone Energy common stock price	$35.49
Common stock value	$711,149
Stone Energy common stock warrants—issued and outstanding as of May 9, 2018	3,528
Stone Energy common stock warrants price	$5.90
Common stock warrants value	$20,815

Total consideration and fair value	$731,964

The Company incurred approximately $76.2 million of transaction related costs, of which, $20.1 million was expensed and reflected in general and administrative expense on the condensed consolidated statement of operations. The remaining $56.1 million was the result of (i) $9.3 million in work fees paid to holders of the 11.00% Senior Secured Notes reflected as a debt discount reducing long-term debt on the condensed consolidated balance sheet and (ii) $46.8 million in fees for seismic use agreements for change in control provisions and reflected in proved properties on the condensed consolidated balance sheet.

The Stone Combination qualified as a business combination and was accounted for under the acquisition method of accounting, which requires, among other items, that assets acquired and liabilities assumed be recognized on the condensed consolidated balance sheet at their fair values as of the acquisition date, May 10, 2018. The fair value measurements of the oil and natural gas properties acquired and asset retirement obligations assumed were derived utilizing an income approach and based, in part, on significant inputs not observable in the market. These inputs represent Level 3 measurements in the fair value hierarchy and include, but are not limited to, estimates of reserves, future operating and development costs, future commodity prices, estimated future cash flows and appropriate discount rates. These inputs required significant judgments and estimates at the time of the valuation.

While the Company has substantially completed the determination of the fair values of the assets acquired and liabilities assumed, the Company is still finalizing the fair value analysis related to oil and natural gas properties and the related asset retirement obligations. The Company anticipates finalizing the determination of the fair values by December 31, 2018. The following table presents the preliminary allocation of the purchase price to the assets acquired and liabilities assumed, based on their fair values on May 10, 2018 (in thousands):

Current assets(1)	$377,155
Property and equipment	876,500
Other long-term assets	18,928
Current liabilities	(130,121)
Long-term debt	(235,416)
Other long-term liabilities	(175,082)

Allocated purchase price	$731,964

(1)

Includes $293.0 million of cash acquired. The fair values of current assets acquired includes trade receivables and joint interest receivables of $43.3 million and $3.5 million, respectively, which the Company expects all to be realizable.

Pro Forma Financial Information (Unaudited)

The following supplemental pro forma information (in thousands, except per common share amounts), presents the condensed consolidated results of operations for the three and six months ended June 30, 2018 and 2017 as if the Stone Combination had occurred on January 1, 2017. The unaudited proforma information was derived from historical combined statements of operations of the Company and Stone and adjusted to include (i) depletion and accretion expense applied to the adjusted basis of the oil and natural gas properties acquired (ii) interest expense to reflect the debt transactions contemplated by the Exchange Agreement and (iii) general and administrative expense adjusted for transaction related costs incurred. This information does not purport to be indicative of results of operations that would have occurred had the Stone Combination occurred on January 1, 2017, nor is such information indicative of any expected future results of operations.

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenue	$244,453	$166,669	$471,652	$340,939
Net income (loss)	$(45,696)	$19,032	$(51,211)	$66,518
Basic and diluted net income (loss) per common share	$(0.84)	$0.35	$(0.95)	$1.23

Material, non-recurring adjustments included in pro forma net income (loss) above consist of historical Stone results adjusted to exclude a divestiture of oil and natural gas properties during 2017.

Note 4—Property, Plant and Equipment

Proved Properties. The Company’s interests in oil and natural gas properties are located in the United States (“U.S.”) primarily in the Gulf of Mexico deep and shallow waters. The Company follows the full cost method of accounting for its oil and natural gas exploration and development activities.

Pursuant to SEC Regulation S-X, Rule 4-10, under the full cost method of accounting, the Company’s capitalized oil and natural gas costs, net of related deferred taxes, are limited to a ceiling based on the present value of future net revenues from proved reserves, discounted at 10 percent, plus the lower of cost or estimated fair value of unproved oil and natural gas properties not being amortized. The Company performs this ceiling test calculation each quarter utilizing SEC pricing. At June 30, 2018, the Company’s ceiling test computation of its

U.S. oil and natural gas properties was based on SEC pricing of $60.03 per Bbl of oil, $2.90 per Mcf of natural gas and $28.26 per Bbl of NGLs. During the three and six months ended June 30, 2018 and 2017, the Company’s ceiling test computation did not result in a write-down of its U.S. oil and natural gas properties.

Unproved Properties. Unproved capitalized costs of oil and natural gas properties excluded from amortization relate to unevaluated properties associated with acquisitions, leases awarded in the Gulf of Mexico federal lease sales, certain geological and geophysical costs, costs associated with certain exploratory wells in progress and capitalized interest. Unproved properties also include costs associated with two blocks awarded on September 4, 2015 to the Company, together with the Company’s working interest partners, located in the shallow waters off the coast of Mexico’s Veracruz and Tabasco states, by the National Hydrocarbons Commission (“CNH”).

Capitalized Overhead. General and administrative expense in the Company’s financial statements is reflected net of capitalized overhead. The Company capitalizes overhead costs that are directly related to exploration, acquisition and development activities. Capitalized overhead for the three months ended June 30, 2018 and 2017 was $4.5 million and $3.1 million, respectively. Capitalized overhead for the six months ended June 30, 2018 and 2017 was $7.5 million and $6.5 million, respectively.

Asset Retirement Obligations. The Company has obligations associated with the retirement of its oil and natural gas wells and related infrastructure. The Company has obligations to plug wells when production on those wells is exhausted, when it no longer plans to use them or when the Company abandons them. The Company accrues a liability with respect to these obligations based on its estimate of the timing and amount it will incur to plug, abandon, replace, remove and/or remediate the associated assets at the end of their productive lives. See Note 11—Commitments and Contingencies relating to performance bonds associated with plugging and abandoning wells.

In estimating the liability associated with its asset retirement obligations, the Company utilizes several assumptions, including a credit-adjusted risk-free interest rate, estimated costs of decommissioning services, estimated timing of when the work will be performed and a projected inflation rate. Changes in estimate in the table below represent changes to the expected amount and timing of payments to settle the Company’s asset retirement obligations. Typically, these changes result from obtaining new information about the timing of the Company’s obligations to plug, abandon and remediate oil and natural gas wells and related infrastructure and the costs to do so. After initial recording, the liability is increased for the passage of time, with the increase being reflected as accretion expense on the condensed consolidated statements of operations. If the Company incurs an amount different from the amount accrued for decommissioning obligations, the Company recognizes the difference as an adjustment to proved properties.

The discounted asset retirement obligations included on the condensed consolidated balance sheets in current and non-current liabilities and the changes to that liability during the six months ended June 30, 2018 were as follows (in thousands):

Asset retirement obligations at January 1, 2018	$214,733
Fair value of asset retirement obligations assumed	220,637
Obligations settled	(43,896)
Accretion expense	14,252
Obligations incurred	120
Changes in estimate	8,532

Asset retirement obligations at June 30, 2018	$414,378
Less: Current portion	94,334

Long-term portion	$320,044

Note 5—Financial Instruments

The following table presents the carrying amounts and estimated fair values of financial instruments (in thousands):

	June 30, 2018		December 31, 2017
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
11.00% Second-Priority Senior Secured Notes—due April 2022(1)	$380,042	$410,411	$—	$—
7.50% Senior Secured Notes—due May 2022	$6,060	$5,999	$—	$—
Bank Credit Facility—due May 2022(1)	$231,522	$240,000	$—	$—
11.00% Bridge Loans—due April 2022(1)	$—	$—	$169,838	$172,023
9.75% Senior Notes—due July 2022(1)	$—	$—	$100,681	$102,000
9.75% Senior Notes—due February 2018	$—	$—	$24,977	$24,977
Old Bank Credit Facility—due February 2019(1)	$—	$—	$402,062	$403,000
Oil and Natural Gas Derivatives	$(185,755)	$(185,755)	$(66,830)	$(66,830)

(1)	The carrying amounts are net of discount and deferred financing costs.

As of June 30, 2018 and December 31, 2017, the carrying amounts of cash and cash equivalents, restricted cash, accounts receivable and accounts payable approximate their fair values because of the short-term nature of these instruments.

11.00% Second-Priority Senior Secured Notes—due April 2022. The $390.9 million aggregate principal amount of 11.00% Senior Secured Notes are reported on the condensed consolidated balance sheet as of June 30, 2018 at their carrying value, net of original issue discount and deferred financing costs (see Note 6—Debt). The fair value of the 11.00% Senior Secured Notes are estimated (representing a Level 1 fair value measurement) using quoted secondary market trading prices.

7.50% Senior Secured Notes—due May 2022. The $6.1 million aggregate principal amount of 7.50% Stone Senior Notes are reported on the condensed consolidated balance sheet as of June 30, 2018 at their carrying value (see Note 6—Debt). The fair value of the 7.50% Senior Secured Notes are estimated (representing a Level 1 fair value measurement) using quoted secondary market trading prices.

Bank Credit Facility—due May 2022. On May 10, 2018, in connection with the Stone Combination, the Company’s senior reserve-based revolving credit facility (“Old Bank Credit Facility”) was repaid and terminated, and the Company executed a new bank credit facility with an initial borrowing base of $600.0 million (“Bank Credit Facility”). The Old Bank Credit Facility was repaid with borrowings from the Bank Credit Facility and cash acquired in the Stone Combination. The Company’s Bank Credit Facility is reported on the condensed consolidated balance sheet as of June 30, 2018 at its carrying value net of deferred financing costs (see Note 6—Debt). The fair value of the Bank Credit Facility is estimated based on the outstanding borrowings under the Company’s Bank Credit Facility since it is secured by the Company’s reserves and the interest rates are variable and reflective of market rates (representing a Level 2 fair value measurement).

Oil and natural gas derivatives. The Company attempts to mitigate a portion of its commodity price risk and stabilize cash flows associated with sales of oil and natural gas production through the use of oil and natural gas swaps, put contracts and costless collars. Swaps are contracts where the Company either receives or pays depending on whether the oil or natural gas floating market price is above or below the contracted fixed price. Costless collars consist of a purchased put option and sold call option with no net premiums paid to or received from the counterparties. The Company has elected not to designate any of its derivative contracts for hedge accounting. Accordingly, commodity derivatives are recorded on the condensed consolidated balance sheet at fair value with settlements of such contracts and changes in the unrealized fair value recorded as price risk management activities income (expense) on the condensed consolidated statements of operations in each period.

The following table presents the impact that derivatives not qualifying as hedging instruments had on the Company’s condensed consolidated statements of operations (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Price risk management activities income (expense)(1)	$(91,176)	$38,995	$(143,152)	$84,888

(2)

The Company paid $33.6 million and received $9.2 million in net cash settlements for the three months ended June 30, 2018 and 2017, respectively, and paid $54.1 million and received $13.7 million in net cash settlements for the six months ended June 30, 2018 and 2017, respectively.

The following table reflects the contracted volumes and weighted average prices the Company will receive under its derivative contracts as of June 30, 2018:

Production Period	Instrument Type	Average Daily Volumes		Weighted Average Swap Price		Weighted Average Put Price		Weighted Average Call Price
Crude Oil—WTI:		(Bbls	)	(per Bbl	)	(per Bbl	)	(per Bbl	)
July 2018—December 2018	Swap	29,615		$54.06		$—		$—
July 2018—December 2018	Collar	1,000		$—		$45.00		$55.35
July 2018—December 2018	Put	2,000		$—		$49.50		$—
January 2019—December 2019	Swap	23,130		$54.14		$—		$—
Natural Gas—Henry Hub NYMEX:		(MMBtu	)	(per MMBtu	)	(per MMBtu	)	(per MMBtu	)
July 2018—December 2018	Swap	23,747		$3.01		$—		$—
July 2018—December 2018	Collar	6,000		$—		$2.75		$3.24
January 2019—December 2019	Swap	10,146		$2.99		$—		$—

The following tables provide additional information related to financial instruments measured at fair value on a recurring basis (in thousands):

	June 30, 2018
	Level 1	Level 2	Level 3	Total
Assets:
Oil and natural gas derivatives	$—	$733	$—	$733
Liabilities:
Oil and natural gas derivatives	—	(186,488)	—	(186,488)

Total net liability	$—	$(185,755)	$—	$(185,755)

	December 31, 2017
	Level 1	Level 2	Level 3	Total
Assets:
Oil and natural gas derivatives	$—	$1,908	$—	$1,908
Liabilities:
Oil and natural gas derivatives	—	(68,738)	—	(68,738)

Total net liability	$—	$(66,830)	$—	$(66,830)

Financial Statement Presentation. Derivatives are classified as either current or non-current assets or liabilities based on their anticipated settlement dates. Although the Company has master netting arrangements with its counterparties, the Company presents its derivative financial instruments on a gross basis on its condensed consolidated balance sheets. On derivative contracts recorded as assets in the table below, the Company is exposed to the risk the counterparties may not perform. The following table presents the fair value of derivative financial instruments at June 30, 2018 and December 31, 2017 (in thousands):

	June 30, 2018	December 31, 2017
Assets from price risk management activities—current:
Oil and natural gas derivatives	$499	$1,563
Assets from price risk management activities—non-current:
Oil and natural gas derivatives	$234	$345
Liabilities from price risk management activities—current:
Oil and natural gas derivatives	$154,722	$49,957
Liabilities from price risk management activities—non-current:
Oil and natural gas derivatives	$31,766	$18,781

Credit Risk. The Company is subject to the risk of loss on its financial instruments as a result of non-performance by counterparties pursuant to the terms of their contractual obligations. The Company entered into International Swaps and Derivative Association agreements with counterparties to mitigate this risk. The Company also maintains credit policies with regard to its counterparties to minimize overall credit risk. These policies require (i) the evaluation of potential counterparties’ financial condition to determine their credit worthiness; (ii) the regular monitoring of counterparties’ credit exposures; (iii) the use of contract language that affords the Company netting or set off opportunities to mitigate exposure risk; and (iv) potentially requiring counterparties to post cash collateral, parent guarantees or letters of credit to minimize credit risk. The Company’s assets and liabilities from commodity price risk management activities at June 30, 2018 represent derivative instruments from eight counterparties; all of which are registered swap dealers that have an “investment grade” (minimum Standard & Poor’s rating of BBB- or better) credit rating, and six of which are parties under the Company’s Bank Credit Facility. The Company enters into derivatives directly with these third parties and, subject to the terms of the Company’s Bank Credit Facility, is not required to post collateral or other securities for credit risk in relation to the derivative activities.

Note 6—Debt

A summary of the detail comprising the Company’s debt and the related book values for the respective periods presented is as follows (in thousands):

Description	June 30, 2018	December 31, 2017
11.00% Second-Priority Senior Secured Notes—due April 2022
Principal	$390,868	$—
Original issue discount, net of amortization	(8,906)	—
Deferred financing costs, net of amortization	(1,920)	—
7.50% Senior Secured Notes—due May 2022
Principal	6,060	—
Bank Credit Facility—due May 2022
Principal	240,000	—
Deferred financing costs, net of amortization	(8,478)	—
4.20% Building Loan—due November 2030
Principal	10,778	—
11.00% Bridge Loans—due April 2022
Principal	—	172,023
Deferred financing costs, net of amortization	—	(2,185)
9.75% Senior Notes—due July 2022
Principal	—	102,000
Deferred financing costs, net of amortization	—	(1,319)
9.75% Senior Notes—due February 2018
Principal	—	24,977
Old Bank Credit Facility—due February 2019	—	403,000
Deferred financing costs, net of amortization	—	(938)

Total debt	$628,402	$697,558
Less: current portion of long-term debt	(434)	(24,977)

Long-term debt, net of discount and deferred financing costs	$627,968	$672,581

In connection with the Stone Combination, the Company consummated the Transactions contemplated by the Exchange Agreement, pursuant to which (i) the Apollo Funds and Riverstone Funds contributed $102.0 million in aggregate principal amount of 9.75% Senior Notes to the Company in exchange for Common Stock; (ii) the holders of 11.00% Bridge Loans exchanged such 11.00% Bridge Loans for $172.0 million aggregate principal amount of 11.00% Senior Secured Notes and (iii) Franklin Noteholders and MacKay Noteholders exchanged their 7.50% Stone Senior Notes for $137.4 million aggregate principal amount of 11.00% Senior Secured Notes. An additional $81.5 million of 7.50% Stone Senior Notes held by non-affiliates were also exchanged for 11.00% Senior Secured Notes pursuant to an exchange offer and consent solicitation in connection with the Stone Combination.

The exchange of 7.50% Stone Senior Notes for 11.00% Senior Secured Notes was accounted for as a debt modification. Under a debt modification, a new effective interest rate that equates the revised cash flows to the carrying amount of the 11.00% Senior Secured Notes is computed and applied prospectively. Costs incurred with third parties directly related to the modification are expensed as incurred. The Company incurred approximately $3.9 million and $4.5 million of transaction fees related to the modification which were expensed and reflected in general and administrative expense during the three months and six months ended June 30, 2018, respectively. The Company also paid $9.3 million in work fees to debt holders, which are reflected as debt discount reducing long-term debt on the condensed consolidated balance sheet.

11.00% Second-Priority Senior Secured Notes—due April 2022. The 11.00% Senior Secured Notes were issued pursuant to an indenture dated May 10, 2018, between the Talos Issuers, the subsidiary guarantors party thereto and Wilmington Trust, National Association, as trustee and collateral agent. The 11.00% Senior Secured Notes mature April 3, 2022 and have interest payable semi-annually each April 15 and October 15, commencing October 15, 2018. Prior to May 10, 2019, the Company may, at its option, redeem all or a portion of the 11.00% Senior Secured Notes at 100% of the principal amount plus accrued and unpaid interest and a make-whole premium. Thereafter, the Company may redeem all or a portion of the 11.00% Senior Secured Notes at redemption prices decreasing annually from 105.5% to 100.0% plus accrued and unpaid interest.

The indenture governing the 11.00% Senior Secured Notes applies certain limitations on the Company’s ability and the ability of its subsidiaries to, among other things, (i) incur additional indebtedness or issue certain preferred shares; (ii) pay dividends and make certain other restricted payments; (iii) create restrictions on the payment of dividends or other distributions to the Company from its restricted subsidiaries; (iv) create liens on certain assets to secure debt; (v) make certain investments; (vi) engage in sales of assets and subsidiary stock; (vii) transfer all or substantially all of its assets or enter into merger or consolidation transactions; and (viii) engage in transactions with affiliates. The 11.00% Senior Secured Notes contain customary quarterly and annual reporting, financial and administrative covenants. The Company was in compliance with all debt covenants at June 30, 2018.

7.50% Senior Secured Notes—due May 2022. The 7.50% Stone Senior Notes represent the remaining $6.1 million of long-term debt assumed in the Stone Combination that were not exchanged for 11.00% Senior Secured Notes pursuant to the exchange offer and consent solicitation, and thus remain outstanding. As a result of the exchange offer and consent solicitation, substantially all of the restrictive covenants relating to the 7.50% Stone Senior Notes have been removed and collateral securing the 7.50% Stone Senior Notes have been released. The 7.50% Stone Senior Notes mature May 31, 2022 and have interest payable semiannually each May 31 and November 30. Prior to May 31, 2020, the Company may, at its option, redeem all or a portion of the 7.50% Stone Senior Notes at 100% of the principal amount plus accrued and unpaid interest and a make-whole premium. Thereafter, the Company may redeem all or a portion of the 7.50% Stone Senior Notes at redemption prices decreasing annually from 105.625% to 100.0% plus accrued and unpaid interest.

Bank Credit Facility—due May 2022. The Company executed the Bank Credit Facility in conjunction with the Stone Combination with a syndicate of financial institutions, with an initial borrowing base of $600.0 million. The Bank Credit Facility matures on May 10, 2022.

The Bank Credit Facility bears interest based on the borrowing base usage, at the applicable London InterBank Offered Rate, plus applicable margins ranging from 2.75% to 3.75% or an alternate base rate, based on the federal funds effective rate plus applicable margins ranging from 1.75% to 2.75%. In addition, the Company is obligated to pay a commitment fee of 0.50% on the unfunded portion of the commitments under the Bank Credit Facility. The Bank Credit Facility has certain debt covenants, the most restrictive of which is that the Company must maintain a total debt to EBITDAX Ratio (as defined in the Bank Credit Facility) of no greater than 3.00 to 1.00 each quarter beginning on or after September 30, 2018. The Company must also maintain a current ratio no less than 1.00 to 1.00 each quarter beginning on or after September 30, 2018. According to the Bank Credit Facility, undrawn commitments are included in current assets in the current ratio calculation. The Bank Credit Facility is secured by substantially all of the oil and natural gas assets of the Company. The Bank Credit Facility is fully and unconditionally guaranteed by certain of the Company’s wholly-owned subsidiaries and each direct parent of the Company.

The Bank Credit Facility provides for determination of the borrowing base based on the Company’s proved producing reserves and a portion of its proved undeveloped reserves. The borrowing base is redetermined by the lenders at least semi-annually during the second quarter and fourth quarter. In June 2018, the Company completed the first redetermination and the borrowing base was reaffirmed at $600.0 million. The next redetermination will occur in October 2018 and scheduled redeterminations will occur each April and October thereafter.

As of June 30, 2018, the Company’s borrowing base was set at $600.0 million, of which no more than $200 million can be used as letters of credit. The amount the Company is able to borrow with respect to the borrowing base is subject to compliance with the financial covenants and other provisions of the Bank Credit Facility. The Company was in compliance with all debt covenants at June 30, 2018. As of June 30, 2018, the Bank Credit Facility had approximately $354.0 million of undrawn commitments (taking into account $6.0 million letters of credit and $240.0 million drawn from the Bank Credit Facility). The $294.0 million in cash received from the Company’s initial drawdown under the Bank Credit Facility was used to partially repay outstanding borrowings under the Old Bank Credit Facility upon its termination in connection with the Stone Combination.

Building Loan—due November 2030. In connection with the Stone Combination, the Company assumed Stone’s 4.20% term loan maturing on November 20, 2030 (the “Building Loan”). The Building Loan bears interest at a rate of 4.20% per annum and is to be repaid in 180 equal monthly installments of approximately $0.1 million. As of June 30, 2018, the outstanding balance under the Building Loan totaled $10.8 million. The Building Loan is collateralized by the Company’s two Lafayette, Louisiana office buildings. Under the financial covenants of the Building Loan, the Company must maintain a ratio of EBITDA to Net Interest Expense of not less than 2.00 to 1.00. In addition, the Building Loan contains certain customary restrictions or requirements with respect to change of control and reporting responsibilities. The Company is in compliance with all covenants under the Building Loan as of June 30, 2018.

9.75% Senior Notes—due February 2018. The 9.75% Senior Notes were issued pursuant to an indenture dated February 6, 2013 among the Talos Issuers, the subsidiaries, as issuers, the subsidiary guarantors party thereto and the trustee. On February 15, 2018, the Talos Issuers redeemed the remaining $25.0 million principal amount of the 9.75% Senior Notes at par.

Note 7—Employee Benefits Plans and Share-Based Compensation

Stone Change of Control and Severance Plans

In connection with the Transactions, the Company maintains the Stone Energy Corporation Executive Severance Plan and Stone Energy Corporation Employee Severance Plan, which provides for the payment of severance and change in control benefits to certain individuals who, prior to the transaction, were executive officers of Stone and all full-time employees of Talos Petroleum LLC (f/k/a Stone Energy Corporation), in each case upon an involuntary termination within twelve months of Closing. The Company incurred $7.5 million of severance expense reflected in general and administrative expense on the condensed consolidated statement of operations for the three and six months ended June 30, 2018. Approximately $5.1 million of such expense remained unpaid at June 30, 2018.

Long Term Incentive Plan

Overview. In connection with the Closing, the Company adopted the Talos Energy Inc. Long Term Incentive Plan (the “LTIP”), pursuant to which the Company may issue to its employees, directors and consultants various forms of share-based compensation including stock options, stock appreciation rights, restricted stock, restricted stock units, stock awards, dividend equivalents, other stock-based awards, cash awards, substitute awards or any combination of the foregoing. The Company is authorized to grant awards of up to 5,415,576 shares of the Company’s common stock for awards under the LTIP. As of June 30, 2018, no shares have been issued.

Restricted Stock Units. On May 21, 2018, the Company granted 22,963 restricted stock units (“RSUs”) to non-employee directors. These RSUs will vest on May 19, 2019, subject to such non-employee director’s continued service. These RSUs represent a contingent right to receive 60% in Common Stock and the remaining 40% in cash following vesting. The total unrecognized compensation cost related to these RSUs at June 30, 2018 was approximately $0.7 million, which is expected to be recognized over a weighted average period of eleven months. Of the $0.7 million in unrecognized compensation cost, $0.3 million relates to liability awards and will be subsequently remeasured at each reporting period.

Talos Energy LLC Series B Units

Prior to the Stone Combination, the Limited Liability Company Agreement of Talos Energy LLC (the “LLC Agreement”) established Series A, Series B and Series C Units. Series B Units were generally intended to be used as incentives for Company employees. Series B Units do not participate in distributions prior to vesting or until Series A Units have received cumulative distributions equal to (i) the original cash contributed to the Company for such Series A Units and (ii) an 8% return, compounded annually (the “Aggregate Series A Payout”), and Series C Units have received $25.0 million in distributions. In connection with the Transactions, the Series A, Series B and Series C Units as described in Note 7 were exchanged for an equivalent number of units in each of an entity affiliated with the Apollo Funds and an entity affiliated with the Riverstone Funds, each of which hold Common Stock of the Company. The modification did not result in incremental value to the Series B Units.

For accounting and financial reporting purposes, the Series B Units are deemed to be equity awards, and the compensation expense related to these awards is recorded on a straight-line basis over the vesting period in the Company’s consolidated financial statements and is reflected as a corresponding credit to “Accumulated deficit” on the condensed consolidated balance sheet. During the six months ended June 30, 2018 and 2017, the Company recognized approximately $0.2 million and $0.5 million, respectively, as compensation expense included in general and administrative expense on the condensed consolidated statement of operations and capitalized approximately $0.2 million and $0.5 million, respectively, into its oil and natural gas properties on the condensed consolidated balance sheet.

The Company’s unrecognized compensation expense at June 30, 2018 is approximately $2.9 million. Of this amount, approximately $0.7 million of the unrecognized compensation expense will continue to be recognized on a straight-line basis over the remainder of the four year requisite service period. The remaining $2.2 million will be recognized upon an Aggregate Series A Payout. The weighted-average period over which the unrecognized compensation expense for the Series B Units will be recognized is 21 months.

New Talos Energy LLC Series B Units

In connection with the transactions contemplated in the Exchange Agreement on May 10, 2018, an entity affiliated with the Apollo Funds and an entity affiliated with the Riverstone Funds, each of which hold Common Stock in the Company as a result of the Sponsor debt modification, established new Series A Units (“New Series A Units”) and new Series B Units (“New Series B Units”). The New Series B Units are generally intended to be used as incentives for Company employees.

The New Series B Units do not participate in distributions prior to vesting or until the New Series A Units have received cumulative distributions of $102.0 million. After issuance, 80% of the New Series B Units vest on a monthly basis over a four year period based on the initial vesting schedule of the original Series B Units, subject to continued employment. All unvested New Series B Units fully vest upon the cumulative distribution of $102.0 million.

For accounting and financial reporting purposes, the New Series B Units are deemed to be equity awards, and the compensation expense related to these awards is recorded on a straight-line basis over the vesting period in the Company’s consolidated financial statements and is reflected as a corresponding credit to “Accumulated deficit”. Accelerated vesting was recognized in May 2018 to account for months between the grant date of the original Series B Units and the grant date of the New Series B Units. For the six months ended June 30, 2018 and 2017, the Company recognized approximately $1.3 million and nil, respectively, of compensation expense included in general and administrative expense on the condensed consolidated statement of operations and capitalized approximately $2.3 million and nil, respectively, into its oil and natural gas properties on the condensed consolidated balance sheet.

The New Series B Units issued were valued using the option pricing method for valuing securities. In this method, the rights and claims of each security are modeled as a portfolio of Black-Scholes-Merton call options written on the total equity of the entities affiliated with the Apollo Funds and Riverstone Funds. The total value of the equity is calculated in an iterative process that results in the New Series A Units being valued at par. The risk-free rate of interest is based on the U.S. Treasury yield curve on the grant date. The expected time to a liquidity event is based on a weighted average calculation of management’s estimate considering market conditions and expectations. The expected volatility of equity is based on the volatility of the assets of similar publicly traded companies using a Black-Scholes-Merton model. The discount for lack of marketability is based on the restrictions on the New Series B Units and the volatility of the New Series B Units using a Black-Scholes-Merton model.

The Company’s unrecognized compensation expense at June 30, 2018 is approximately $2.4 million. Of this amount, approximately $0.3 million of the unrecognized compensation expense will continue to be recognized on a straight-line basis over the remainder of the four year requisite service period. The remaining $2.1 million will be recognized upon the New Series A Units receiving the cumulative distribution. The weighted-average period over which the unrecognized compensation expense will be recognized is eleven months.

Note 8—Income Taxes

Prior to the Stone Combination, Talos Energy LLC was a partnership for federal income tax purposes and was not subject to federal income tax or state income tax (in most states). As such, Talos Energy LLC was not a taxpaying entity for federal income tax purposes and accordingly, did not recognize any expense for such states. Talos Energy LLC’s operations in the shallow waters off the coast of Mexico are conducted under a different legal form and are subject to foreign income taxes.

In connection with completing the Stone Combination, Talos Energy LLC was contributed to the Company, which is subject to federal and state income taxes. The Company is also subject to foreign income taxes. Due to the change in tax status, deferred taxes are recorded for differences in book and tax basis. The Company’s differences in its book and tax basis in its assets and liabilities is primarily related to different cost recovery periods utilized for book and tax purposes for the Company’s oil and natural gas properties, asset retirement obligation and net operating loss carryforwards. The Company’s tax basis in assets exceeds its book basis in assets, resulting in a deferred tax asset. A valuation allowance is established to reduce deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized. The Company believes it is more likely than not that the net deferred tax asset will not be realized and therefore has recorded a valuation allowance. Due to the valuation allowance, the tax expense resulting from the initial book and tax basis difference from the change in tax status is zero. The Company accounted for the book and tax basis difference from the Stone Combination in acquisition accounting. Due to the valuation allowance, the net income tax impact is zero.

As part of the Stone Combination, entities related to the Apollo Funds and Riverstone Funds contributed entities that were under common control to the Company. At June 30, 2018, the Company also estimated a net deferred tax asset related to tax loss carryforwards and differences in book and tax basis of assets. The net deferred tax asset and valuation allowance from the contribution is accounted for in equity. The Company believes it is more likely than not that the net deferred tax asset will not be realized and therefore has recorded a valuation allowance.

The deferred tax balance is based on preliminary calculations and on information available to management at the time such estimates were made. Further analysis will be made upon filing the tax returns that will result in a change to the net deferred tax impact recorded. Due to the valuation allowance, the net result is expected to be zero.

A summary of deferred tax balances as of June 30, 2018 is presented in the table below (in thousands):

Deferred tax asset	$213,029
Deferred tax liability	(82,805)

Net deferred tax asset	130,224
Valuation allowance	(130,224)

Net deferred tax asset	$—

As a result of the Stone Combination, the Company acquired a current income tax receivable of $16.2 million primarily related to the carryback of specified liability losses.

Note 9—Earnings Per Share

Basic earnings per share is computed by dividing net income (loss) attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Except when the effect would be antidilutive, diluted earnings per share include the impact of restricted stock unit grants and outstanding warrants.

For the three and six months ended June 30, 2018, the Company incurred net losses and accordingly excluded all potentially dilutive securities from the determination of diluted earnings per share as their impact on loss per common share was antidilutive. As of June 30, 2018, the Company had approximately 3.5 million of outstanding warrants. These warrants have an exercise price of $42.04 per share and a term of four years.

Note 10—Related Party Transactions

Contributions and Distributions. During the six months ended June 30, 2018 and 2017, the Company did not receive any cash contributions or make any distributions to Apollo Global Management LLC and Riverstone Holdings, LLC (the “Sponsors”).

Transaction Fee Agreement. As part of the agreements with Sponsors, the Company paid a transaction fee equal to 2% of capital contributions made by each Sponsor. For the six months ended June 30, 2018 and 2017, the Sponsors did not make any capital contributions and thus the Company did not incur or pay transaction fees related to capital contributions. In connection with the Stone Combination on May 10, 2018, the Transaction Fee Agreement was terminated.

Service Fee Agreement. The Company entered into service fee agreements with each of its Sponsors for the provision of certain management consulting and advisory services. Under each agreement, the Company pays a fee equal to the higher of (i) a certain percentage of earnings before interest, income taxes, depletion, depreciation and amortization and (ii) a fixed fee payable quarterly, provided, however, such fees shall not exceed in each case $0.5 million, in aggregate, for any calendar year. For the six months ended June 30, 2018 and 2017, the Company incurred approximately $0.5 million and $0.3 million, respectively, for these services. For the three months ended June 30, 2018 and 2017, the Company incurred $0.4 million and $0.2 million, respectively, for these services. These fees are recognized in general and administrative expense on the condensed consolidated statements of operations. In connection with the Stone Combination on May 10, 2018, the Service Fee Agreement was terminated.

Debt Modification Work Fees. The Company paid $9.3 million in work fees to holders of the 11.00% Bridge Loans and 7.50% Stone Senior Notes to exchange into 11.00% Senior Secured Notes. The Sponsors received $4.1 million and the Franklin Noteholders and McKay Noteholders received $3.3 million, respectively, as a result of the work fees paid.

Note 11—Commitments and Contingencies

Capital Lease

As of June 30, 2018, the balance of the capital lease obligation on the condensed consolidated balance sheet was $99.7 million, of which $12.7 million is included in “other current liabilities” and $87.0 million is included in “other long-term liabilities”.

Performance Obligations

As of June 30, 2018, the Company had secured performance bonds primarily related to plugging and abandonment of wells, removal of facilities and to guarantee the completion of the minimum work program related to the Mexico Production Sharing Contracts (“PSCs”) totaling approximately $569.3 million. The Mexico PSCs govern the exploration and extraction of the hydrocarbons in Mexico with the CNH. As of June 30, 2018, the Company has not posted any collateral on the outstanding performance bonds.

Legal Proceedings

The Company is named as a party in certain lawsuits and regulatory proceedings arising in the ordinary course of business. The Company does not expect that these matters, individually or in the aggregate, will have a material adverse effect on its financial condition.

Other Commitments

On February 8, 2018, the Company amended a previous agreement to use the Ensco 75, a jackup drilling rig, to execute a portion of its 2018 drilling program. Under the terms of the amended agreement, the Company will pay Ensco a base vessel day work rate based on the number of days contracted for a minimum of 120 days during 2018, for approximately $7.8 million. On June 1, 2018, the Company exercised its option for an additional 90 days during 2018 for approximately $6.3 million. Total commitments for 2018 for the Ensco 75 are $14.1 million.

On June 18, 2018, the Company entered into an agreement for the Ensco 8503 drilling rig to execute a portion of its 2018 deepwater drilling program commencing November 1, 2018. Under the terms of the agreement, the Company will pay Ensco an operating day work rate based on the number of days contracted for a minimum of 100 days. Total commitments for 2018 and 2019 are $7.9 million and $5.1 million, respectively.

In connection with the Stone Combination, the Company entered into seismic use agreements totaling $46.8 million. As of June 30, 2018, the outstanding payments due are approximately $29.8 million consisting of $6.6 million, $10.9 million, $9.9 million and $2.4 million for the remainder of 2018, 2019, 2020 and 2021, respectively.

Note 12—Condensed Consolidating Financial Information

Talos owns no operating assets and has no operations independent of its subsidiaries and owns 100% of the Talos Issuers. The Talos Issuers issued 11.00% Senior Secured Notes on May 10, 2018, which are fully and unconditionally guaranteed, jointly and severally, by Talos and certain 100% owned subsidiaries (“Guarantors”) on a senior secured basis. Certain of the Company’s subsidiaries which are accounted for on a consolidated basis do not guarantee the 11.00% Senior Secured Notes (“Non-Guarantors”).

The following condensed consolidating financial information presents the financial information of the Company on an unconsolidated stand-alone basis and its combined subsidiary issuers, combined guarantor and combined non-guarantor subsidiaries as of and for the periods indicated. As described in Note 1 – Formation and Basis of Presentation, the Company retrospectively adjusted its consolidated equity to reflect the legal capital of Talos for all periods presented. Such financial information may not necessarily be indicative of the Company’s results of operations, cash flows, or financial position had these subsidiaries operated as independent entities.

TALOS ENERGY INC.

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF JUNE 30, 2018

(In thousands)

(Unaudited)

	Talos	Talos Issuers	Guarantors	Non- Guarantors	Elimination	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$35,385	$40,940	$2,535	$—	$78,860
Restricted cash	—	—	1,244	—	—	1,244
Accounts receivable, net
Trade, net	—	—	100,824	—	—	100,824
Joint interest, net	—	—	6,638	1,756	—	8,394
Other	—	—	832	6,259	—	7,091
Assets from price risk management activities	—	478	21	—	—	499
Prepaid assets	—	—	51,672	26	—	51,698
Income tax receivable	—	—	16,212	—	—	16,212
Other current assets	—	—	3,910	—	—	3,910

Total current assets	—	35,863	222,293	10,576	—	268,732
Property and equipment:
Proved properties	—	—	3,412,875	—	—	3,412,875
Unproved properties, not subject to amortization	—	—	70,590	33,246	—	103,836
Other property and equipment	—	27,293	1,580	11	—	28,884

Total property and equipment	—	27,293	3,485,045	33,257	—	3,545,595
Accumulated depreciation, depletion and amortization	—	(7,080)	(1,540,566)	(10)	—	(1,547,656)

Total property and equipment, net	—	20,213	1,944,479	33,247	—	1,997,939
Other long-term assets:
Assets from price risk management activities	—	234	—	—	—	234
Other well equipment inventory	—	—	9,021	—	—	9,021
Investments in subsidiaries	685,845	1,440,601	—	—	(2,126,446)	—
Other assets	—	364	7,712	67	—	8,143

Total assets	$685,845	$1,497,275	$2,183,505	$43,890	$(2,126,446)	$2,284,069

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$—	$9,894	$28,728	$109	$—	$38,731
Accrued liabilities	—	4,235	150,206	1,461	—	155,902
Accrued royalties	—	—	28,508	—	—	28,508
Current portion of long-term debt	—	434	—	—	—	434
Current portion of asset retirement obligations	—	—	94,334	—	—	94,334
Liabilities from price risk management activities	—	141,118	13,604	—	—	154,722
Accrued interest payable	—	7,064	390	—	—	7,454
Other current liabilities	—	—	15,541	—	—	15,541

Total current liabilities	—	162,745	331,311	1,570	—	495,626
Long-term debt, net of discount and deferred financing costs	—	621,908	6,060	—	—	627,968
Asset retirement obligations	—	—	320,044	—	—	320,044
Liabilities from price risk management activities	—	26,777	4,989	—	—	31,766
Other long-term liabilities	—	—	122,820	—	—	122,820

Total liabilities	—	811,430	785,224	1,570	—	1,598,224
Commitments and Contingencies (Note 10)
Stockholders’ equity (deficit)	685,845	685,845	1,398,281	42,320	(2,126,446)	685,845

	$685,845	$1,497,275	$2,183,505	$43,890	$(2,126,446)	$2,284,069

TALOS ENERGY INC.

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2017

(In thousands)

	Talos	Talos Issuers	Guarantors	Non- Guarantors	Elimination	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$22,315	$7,806	$2,070	$—	$32,191
Restricted cash	—	—	1,242	—	—	1,242
Accounts receivable, net
Trade, net	—	—	62,871	—	—	62,871
Joint interest, net	—	—	11,659	1,954	—	13,613
Other	—	938	5,863	5,685	—	12,486
Assets from price risk management activities	—	1,406	157	—	—	1,563
Prepaid assets	—	—	17,919	12	—	17,931
Inventory	—	—	840	—	—	840
Other current assets	—	—	2,148	—	—	2,148

Total current assets	—	24,659	110,505	9,721	—	144,885
Property and equipment:
Proved properties	—	—	2,440,811	—	—	2,440,811
Unproved properties, not subject to amortization	—	—	41,259	30,743	—	72,002
Other property and equipment	—	7,266	1,580	11	—	8,857

Total property and equipment	—	7,266	2,483,650	30,754	—	2,521,670
Accumulated depreciation, depletion and amortization	—	(6,355)	(1,424,527)	(8)	—	(1,430,890)

Total property and equipment, net	—	911	1,059,123	30,746	—	1,090,780
Other long-term assets:
Assets from price risk management activities	—	345	—	—	—	345
Other well equipment inventory	—	—	2,577	—	—	2,577
Investments in subsidiaries	(54,087)	697,663	—	—	(643,576)	—
Other assets	—	364	326	16	—	706

Total assets	$(54,087)	$723,942	$1,172,531	$40,483	$(643,576)	$1,239,293

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$—	$1,124	$70,458	$1,099	$—	$72,681
Accrued liabilities	—	6,516	80,464	993	—	87,973
Accrued royalties	—	—	24,208	—	—	24,208
Current portion of long-term debt	—	24,977	—	—	—	24,977
Current portion of asset retirement obligations	—	—	39,741	—	—	39,741
Liabilities from price risk management activities	—	46,580	3,377	—	—	49,957
Accrued interest payable	—	8,742	—	—	—	8,742
Other current liabilities	—	—	15,188	—	—	15,188

Total current liabilities	—	87,939	233,436	2,092	—	323,467
Long-term debt, net of discount and deferred financing costs	—	672,581	—	—	—	672,581
Asset retirement obligations	—	—	174,992	—	—	174,992
Liabilities from price risk management activities	—	17,509	1,272	—	—	18,781
Other long-term liabilities	—	—	103,559	—	—	103,559

Total liabilities	—	778,029	513,259	2,092	—	1,293,380
Commitments and Contingencies (Note 10)
Stockholders’ equity (deficit)	(54,087)	(54,087)	659,272	38,391	(643,576)	(54,087)

	$(54,087)	$723,942	$1,172,531	$40,483	$(643,576)	$1,239,293

TALOS ENERGY INC.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED JUNE 30, 2018

(In thousands)

(Unaudited)

	Talos	Talos Issuers	Guarantors	Non- Guarantors	Elimination	Consolidated
Revenues:
Oil revenue	$—	$—	$180,161	$—	$—	$180,161
Natural gas revenue	—	—	16,448	—	—	16,448
NGL revenue	—	—	7,297	—	—	7,297

Total revenue	—	—	203,906	—	—	203,906
Operating expenses:
Direct lease operating expense	—	—	34,060	—	—	34,060
Insurance	—	—	4,259	—	—	4,259
Production taxes	—	—	564	—	—	564

Total lease operating expense	—	—	38,883	—	—	38,883
Workover and maintenance expense	—	—	17,714	—	—	17,714
Depreciation, depletion and amortization	—	384	67,341	1	—	67,726
Accretion expense	—	—	9,492	—	—	9,492
General and administrative expense	—	13,804	16,854	222	—	30,880

Total operating expenses	—	14,188	150,284	223	—	164,695

Operating income (loss)	—	(14,188)	53,622	(223)	—	39,211
Interest expense	—	(14,399)	(6,891)	(388)	—	(21,678)
Price risk management activities expense	—	(89,970)	(1,206)	—	—	(91,176)
Other income (expense)	—	(1,358)	132	(43)	—	(1,269)
Equity earnings from subsidiaries	(74,912)	45,003	—	—	29,909	—

Net income (loss)	$(74,912)	$(74,912)	$45,657	$(654)	$29,909	$(74,912)

TALOS ENERGY INC.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2018

(In thousands)

(Unaudited)

	Talos	Talos Issuers	Guarantors	Non- Guarantors	Elimination	Consolidated
Revenues:
Oil revenue	$—	$—	$307,854	$—	$—	$307,854
Natural gas revenue	—	—	29,171	—	—	29,171
NGL revenue	—	—	12,731	—	—	12,731

Total revenue	—	—	349,756	—	—	349,756
Operating expenses:
Direct lease operating expense	—	—	58,975	—	—	58,975
Insurance	—	—	6,934	—	—	6,934
Production taxes	—	—	955	—	—	955

Total lease operating expense	—	—	66,864	—	—	66,864
Workover and maintenance expense	—	—	24,619	—	—	24,619
Depreciation, depletion and amortization	—	725	116,039	2	—	116,766
Accretion expense	—	—	14,252	—	—	14,252
General and administrative expense	—	18,398	20,567	495	—	39,460

Total operating expenses	—	19,123	242,341	497	—	261,961

Operating income (loss)	—	(19,123)	107,415	(497)	—	87,795
Interest expense	—	(26,627)	(13,957)	(836)	—	(41,420)
Price risk management activities expense	—	(139,217)	(3,935)	—	—	(143,152)
Other income (expense)	—	(1,208)	85	45	—	(1,078)
Equity earnings from subsidiaries	(97,855)	88,320	—	—	9,535	—

Net income (loss)	$(97,855)	$(97,855)	$89,608	$(1,288)	$9,535	$(97,855)

TALOS ENERGY INC.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED JUNE 30, 2017

(In thousands)

(Unaudited)

	Talos	Talos Issuers	Guarantors	Non- Guarantors	Elimination	Consolidated
Revenues:
Oil revenue	$—	$—	$78,719	$—	$—	$78,719
Natural gas revenue	—	—	12,888	—	—	12,888
NGL revenue	—	—	3,436	—	—	3,436
Other	—	—	383	—	—	383

Total revenue	—	—	95,426	—	—	95,426
Operating expenses:
Direct lease operating expense	—	—	28,871	—	—	28,871
Insurance	—	—	2,688	—	—	2,688
Production taxes	—	—	380	—	—	380

Total lease operating expense	—	—	31,939	—	—	31,939
Workover and maintenance expense	—	—	8,225	—	—	8,225
Depreciation, depletion and amortization	—	353	35,803	1	—	36,157
Accretion expense	—	—	5,321	—	—	5,321
General and administrative expense	—	3,775	3,531	164	—	7,470

Total operating expenses	—	4,128	84,819	165	—	89,112

Operating income (loss)	—	(4,128)	10,607	(165)	—	6,314
Interest expense	—	(11,487)	(7,695)	(1,623)	—	(20,805)
Price risk management activities income	—	36,040	2,955	—	—	38,995
Other income (expense)	—	150	(87)	40	—	103
Equity earnings from subsidiaries	24,607	4,032	—	—	(28,639)	—

Net income (loss)	$24,607	$24,607	$5,780	$(1,748)	$(28,639)	$24,607

TALOS ENERGY INC.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2017

(In thousands)

(Unaudited)

	Talos	Talos Issuers	Guarantors	Non- Guarantors	Elimination	Consolidated
Revenues:
Oil revenue	$—	$—	$162,487	$—	$—	$162,487
Natural gas revenue	—	—	26,062	—	—	26,062
NGL revenue	—	—	7,069	—	—	7,069
Other	—	—	1,632	—	—	1,632

Total revenue	—	—	197,250	—	—	197,250
Operating expenses:
Direct lease operating expense	—	—	56,735	—	—	56,735
Insurance	—	—	5,409	—	—	5,409
Production taxes	—	—	645	—	—	645

Total lease operating expense	—	—	62,789	—	—	62,789
Workover and maintenance expense	—	—	17,047	—	—	17,047
Depreciation, depletion and amortization	—	722	75,364	2	—	76,088
Accretion expense	—	—	10,509	—	—	10,509
General and administrative expense	—	10,166	6,621	429	—	17,216

Total operating expenses	—	10,888	172,330	431	—	183,649

Operating income (loss)	—	(10,888)	24,920	(431)	—	13,601
Interest expense	—	(23,501)	(14,723)	(1,353)	—	(39,577)
Price risk management activities expense	—	81,541	3,347	—	—	84,888
Other income (expense)	—	300	(162)	19	—	157
Equity earnings from subsidiaries	59,069	11,617	—	—	(70,686)	—

Net income (loss)	$59,069	$59,069	$13,382	$(1,765)	$(70,686)	$59,069

TALOS ENERGY INC.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2018

(In thousands)

(Unaudited)

	Talos	Talos Issuers	Guarantors	Non- Guarantors	Elimination	Consolidated
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$—	$(54,941)	$160,304	$1,748	$—	$107,111
Cash flows from investing activities:
Exploration, development, and other capital expenditures	—	(20,027)	(117,667)	(3,274)	—	(140,968)
Cash paid for acquisitions, net of cash acquired	—	—	293,001	—	—	293,001
Investments in subsidiaries	—	(384,089)	—	—	384,089	—
Distributions from subsidiaries	—	677,573	9	—	(677,582)	—

Net cash provided by (used in) investing activities	—	273,457	175,343	(3,274)	(293,493)	152,033
Cash flows from financing activities:
Redemption of 2018 Senior Notes	—	(24,977)	(69)	—	—	(25,046)
Proceeds from Bank Credit Facility	—	294,000	—	—	—	294,000
Repayment of Bank Credit Facility	—	(54,000)	—	—	—	(54,000)
Repayment of Old Bank Credit Facility	—	(403,000)	—		—	(403,000)
Deferred financing costs	—	(17,469)	—	—	—	(17,469)
Payments of capital lease	—	—	(6,958)	—	—	(6,958)
Capital contributions	—	—	382,089	2,000	(384,089)	—
Distributions to subsidiary issuer	—	—	(677,573)	(9)	677,582	—

Net cash provided by (used in) financing activities	—	(205,446)	(302,511)	1,991	293,493	(212,473)
Net increase (decrease) in cash, cash equivalents and restricted cash	—	13,070	33,136	465	—	46,671
Cash, cash equivalents and restricted cash:
Balance, beginning of period	—	22,315	9,048	2,070	—	33,433

Balance, end of period	$—	$35,385	$42,184	$2,535	$—	$80,104

TALOS ENERGY INC.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2017

(In thousands)

(Unaudited)

	Talos	Talos Issuers	Guarantors	Non- Guarantors	Elimination	Consolidated
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$—	$(16,268)	$84,651	$16,880	$—	$85,263
Cash flows from investing activities:
Exploration, development, and other capital expenditures	—	(73)	(54,770)	(7,692)	—	(62,535)
Cash paid for acquisitions, net of cash acquired	—	—	(2,244)	—	—	(2,244)
Investments in subsidiaries	—	(287,689)	—	—	287,689	—
Distributions from subsidiaries	—	292,580	1,527	—	(294,107)	—

Net cash provided by (used in) investing activities	—	4,818	(55,487)	(7,692)	(6,418)	(64,779)
Cash flows from financing activities:
Redemption of 2018 Senior Notes	—	(1,000)	—	—	—	(1,000)
Proceeds from Bank Credit Facility	—	10,000	—	—	—	10,000
Repayment of Bank Credit Facility	—	(15,000)	—	—	—	(15,000)
Payments of capital lease	—	—	(5,870)	—	—	(5,870)
Capital contributions	—	—	279,689	8,000	(287,689)	—
Distributions to subsidiaries	—	—	(292,580)	(1,527)	294,107	—

Net cash provided by (used in) financing activities	—	(6,000)	(18,761)	6,473	6,418	(11,870)
Net increase (decrease) in cash, cash equivalents and restricted cash	—	(17,450)	10,403	15,661	—	8,614
Cash, cash equivalents and restricted cash:
Balance, beginning of period	—	24,349	6,752	2,332	—	33,433

Balance, end of period	$—	$6,899	$17,155	$17,993	$—	$42,047